Exhibit 99.1

Company Press Release

Thursday, May 15, 2008

Advant-e Corporation Announces First Quarter 2008 Results

Company Reports 66% Increase in Revenue and 102% Net Income Growth over Q1 2007

DAYTON, Ohio, May 15, 2008 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange and electronic document management software and services today announced financial and operating results for the quarter ending March 31, 2008.

For the first quarter of 2008 the Company reported revenues of $2,345,234, a 66% increase over revenues of $1,416,323 in the first quarter of 2007. The increase is attributable primarily to revenue from products and services sold by Merkur Group, Inc. which was acquired on July 2, 2007, and continued growth of the Company’s internet-based EDI services.

Net income for the first quarter of 2008 was $264,910, or $.04 per share, a 102% increase over net income of $131,145, or $.02 per share, for the same period in 2007.

First Quarter Highlights

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Edict Systems Revenue Growth and Automotive Industry Expansion – Edict Systems revenue grew 14% over the same period last year with Automotive related Web EDI services increasing to $148,467, a 39% increase over the same period in 2007. Grocery Web EDI revenue increased 16% in the quarter.

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Merkur Group Revenue Growth – Merkur reported revenue for the quarter of $736,081 – a 49% increase over its average quarterly revenue for 2007 of $493,436. The revenue increase is primarily attributed to a large software sale to one customer for inbound invoice scanning and integration into PeopleSoft.

Jason K. Wadzinski, Chairman and Chief Executive Officer, remarked, “While our first quarter results showed some weakness last year, our first quarter results this year have been helped by Merkur having an excellent quarter, and an increase in automotive-related activity and continued growth with GroceryEC.com by Edict Systems. During the remainder of this year we will be increasing our expenditures throughout the company in support of our revenue growth initiatives. Our financial position is strong and we are very excited about our opportunities going forward for both operating entities.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$2,345,234	1,416,323
Cost of revenue	920,846	508,568

Gross margin	1,424,388	907,755
Marketing, general and administrative expenses	1,006,002	713,478

Operating income	418,386	194,277
Other income, net	5,204	22,668

Income before income taxes	423,590	216,945
Income tax expense	158,680	85,800

Net income	$264,910	131,145

Basic and diluted earnings per share	$0.04	0.02

Weighted average shares outstanding	6,815,015	6,478,714

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2008 (Unaudited)	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$2,661,648	2,039,447
Short-term investments	285,882	292,151
Accounts receivable, net	936,604	805,241
Prepaid software maintenance costs	209,529	183,618
Prepaid expenses and deposits	120,663	68,930
Deferred income taxes	161,136	40,057

Total current assets	4,375,462	3,429,444
Software development costs, net	173,792	194,238
Property and equipment, net	468,445	433,658
Goodwill	1,474,615	1,450,368
Other intangible assets, net	477,466	498,644

Total assets	$6,969,780	6,006,352

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$536,305	211,738
Accrued salaries and other expenses	325,245	273,210
Income taxes payable	197,283	112,700
Deferred revenue	802,367	645,093

Total current liabilities	1,861,200	1,242,741
Deferred income taxes	368,917	288,858

Total liabilities	2,230,117	1,531,599

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,875,015 share issued; 6,815,015 shares outstanding	6,875	6,875
Paid-in capital	2,210,200	2,210,200
Retained earnings	2,597,588	2,332,678
Treasury stock at cost, 60,000 shares	(75,000)	(75,000)

Total shareholders’ equity	4,739,663	4,474,753

Total liabilities and shareholders’ equity	$6,969,780	6,006,352

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$264,910	131,145
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	63,399	48,487
Amortization of software development costs	20,446	18,088
Amortization of other intangible assets	21,178	—
Deferred income taxes	(41,020)	21,033
Purchases of trading securities	(80,477)	(74,483)
Proceeds from sales of trading securities	78,007	79,679
Net unrealized losses on trading securities	14,078	—
Net realized gains on sales of securities	(5,339)	(6,608)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(131,363)	28,691
Prepaid software maintenance costs	(25,911)	—
Prepaid expenses and deposits	(51,733)	(28,131)
Accounts payable	324,567	12,513
Accrued salaries and other expenses	52,035	(32,011)
Income taxes payable	60,336	(40,233)
Deferred revenue	157,274	3,498

Net cash flows from operating activities	720,387	161,668

Cash flows from investing activities:
Purchases of property and equipment	(98,186)	(42,800)
Software development costs	—	(15,363)

Net cash flows from investing activities	(98,186)	(58,163)

Net increase in cash and cash equivalents	622,201	103,505
Cash and cash equivalents, beginning of period	2,039,447	2,209,782

Cash and cash equivalents, end of period	$2,661,648	$2,313,287

Supplemental disclosures of cash flow items:
Income taxes paid	$138,100	$105,000

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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